Exhibit 10.1

S.F.E. EQUITY INVESTMENTS S.à r.l.

300C Route de Thionville, 5884 Howald - Numéro d'immatriculation: B70552

January 13, 2025

To:	Nuburu, Inc.
7442 S. Tucson Way, Suite 130
Centennial, CO 80112

Attention: Brian Knaley, CEO

Reference is made to that certain Proposal Letter (the “Proposal”), dated January 7, 2025, from S.F.E. Equity Investments SARL (“Investor”) to Nuburu, Inc., a Delaware corporation (the “Company”) regarding the Transition Plan, as defined in the Proposal. Capitalized terms used in this letter agreement (this “Agreement”) have the meaning ascribed in the Proposal, unless otherwise defined herein.

Upon execution of this Agreement, the Board of Directors of the Company shall adopt a resolution authorizing and approving: (i) the resignation of Mr. Nicol, the reinstatement of Mr. Zamboni as a director and appointment as Executive Chairman, and the appointment of an additional director designated by the Investor; (ii) the amendments to the Senior and Junior Notes described in the Proposal, subject to such notes being assigned to the Investor Group; (iii) the director remuneration described in the Proposal; (iv) the documentation of the TAG Junior Note and the repayment mechanism of that note as described in the Proposal; and (v) pursuit of the Transition Plan, all of which matters are subject to applicable law and stock exchange requirements. The specified directors shall also deliver conditional resignation letters that may be accepted or rejected by the Company through June 30, 2025.

In consideration for the matters being approved by such resolution, (i) the Investor represents and warrants that the Investor Group has committed capital and it is engaged in advanced discussions with additional third-party partners to provide the necessary capital required to repay, settle, or acquire, the Senior and Junior Notes and finance the on-going operations of the Company for the next twelve months, subject to the review of the over-all business plan of the Company; (ii) the Investor represents and warrants that it has reviewed the Company’s filings with the Securities and Exchange Commission, is familiar with the Company’s operations and required working capital, understands the Company’s current exposure to creditors, and is aware of potential claims that may be brought by various capital providers to the Company, including holders of the Senior and Junior Notes, Esousa Holdings, LLC, and Liqueous LP; (iii) the Investor Group shall secure and fully fund director and officer insurance for the Company on equal or better terms than the Company’s existing policies for a period of no less than 12 months, beginning as soon as feasible, but in no case later than the expiration of the Company’s existing policy on January 31, 2025, regardless of the outcome of discussions with the Senior and Junior Note holders or the success or failure of the Transition Plan; and (iv) Mr. Zamboni agrees to serve as a director, in the role of Executive Chairman, of the Company, in good faith in full discharge of applicable fiduciary duties, through the Transition Plan or, in the event that the Transition Plan is not consummated, until the sale, recapitalization, or appropriate dissolution of the Company. The Company’s officers and directors shall cooperate and provide commercially reasonable support to Mr. Zamboni (and other representatives of the Investor Group who may be appointed to the Board) to implement and effect the Transition Plan, as well as in the event the Transition Plan is not fully consummated. Finally, it is acknowledged by the parties that the Company has engaged a wind down agent to assist with wind down efforts in the event of dissolution. Provided that TAG is able to sell or transfer the TAG Junior Note, TAG shall guarantee the obligations of the Investor Group to provide director and officer insurance, in the event that the Investor Group shall fail to perform such obligations.

S.F.E. EQUITY INVESTMENTS S.à r.l.

300C Route de Thionville, 5884 Howald - Numéro d'immatriculation: B70552

The parties hereto each covenant and agree, on behalf of itself and its successors and assigns, without further consideration, to take such other actions as may be reasonably necessary or appropriate to carry out effectively the rights and obligations in this Agreement.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto; may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument; shall be binding on the undersigned and each of its respective affiliates, successors, heirs, personal representatives, and assigns of any kind, and will inure to the benefit of any successor or transferee of the Company; and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to such state’s conflicts of laws provisions.

(Signature page follows)

S.F.E. EQUITY INVESTMENTS S.à r.l.

300C Route de Thionville, 5884 Howald - Numéro d'immatriculation: B70552

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered.

The AvantGarde Group S.p.A.*

		By:	/s/ Alessandro Zamboni
Alessandro Zamboni, Sole Director

*solely for the purposes of any express obligations of TAG set forth in this Agreement

S.F.E. Equity Investments SARL

		By:	/s/ Matteo Ricchebuono
Matteo Ricchebuono, Sole Director

Alessandro Zamboni, in his individual capacity*

/s/ Alessandro Zamboni

*solely for the purposes of any express obligations of Mr. Zamboni set forth in this Agreement

ACKNOWLEDGED AND AGREED:

Nuburu, Inc.

By:	/s/ Brian Knaley
Brian Knaley, CEO